                                                                     Exhibit 5.1

                       [Letterhead of Cooley Godward LLP]



April 2, 2001

Quokka Sports, Inc.
525 Brannan Street
San Francisco, CA 94107

Ladies and Gentlemen:

We have acted as counsel for Quokka Sports, Inc. (the "Company" or "Quokka") in connection with the private placement (the "Financing") and other transactions contemplated by the certain Note Purchase Agreement, dated as of September 15, 2000, by and among Quokka and the Purchasers listed on Schedule 1.1 thereto (the "Purchase Agreement) and the restructuring of the Financing (the "Restructuring") by the certain Restructuring Agreement, dated as of February 22, 2001, by and among Quokka and the Purchasers (the "Restructuring Agreement"). This opinion is being furnished in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") covering the resale of up to 155,831,259 shares of common stock (the "Shares") that may be issued upon conversion of notes, exercise of warrants, and conversion of preferred stock issued in the Financing and the Restructuring.

In rendering this opinion, we have examined the following documents (i) the Company's Certificate of Incorporation and Bylaws, as amended and restated since the inception of the Company; (ii) the minutes of the Board of Directors' meeting convened on February 12, 2001; (iii) the Registration Statement; and
(iv) such other documents, legal opinions, precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide the basis for the below opinion.

Based on the foregoing, we are of the opinion that the Shares, when issued upon conversion of the notes, exercise of the warrants, and conversion of the preferred stock in accordance with the terms of the Company's Certificate of Incorporation, the Purchase Agreement and Restructuring Agreement, including the exhibits thereto, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."


Very truly yours,

COOLEY GODWARD LLP



By:  /s/ Kenneth L. Guernsey
     ------------------------------
     Kenneth L. Guernsey